Exhibit 99.1

Quanex Building Products	News Release
Quanex Building Products Corporation Reports
Fiscal Second Quarter 2008 Results
Reported $0.17 EPS from Continuing Operations before Special Items
Company Continued to Outperform the Market
Expected Start-Up Cash of $52 million From the Spin / Merger Transactions
Company Essentially Debt Free, with Financial Wherewithal to Fund both Organic and
Acquisitive Growth
Houston, Texas, June 9, 2008 — Quanex Building Products Corporation (NYSE:NX) today reported fiscal second quarter 2008 results for the period ending April 30. Diluted earnings from continuing operations were $0.17 per share excluding special items. Including special items of $0.37 per share, diluted earnings from continuing operations were $(0.20) per share.
Income from continuing operations excluding special items was $6.5 million. Special items totaled $13.8 million after-tax, the result of transaction related costs. Income from continuing operations in the year ago quarter was $13.4 million, or $0.34 per diluted share.
Diluted earnings per share were $(0.14) in the quarter versus $0.86 in the second quarter 2007. Net sales for the second quarter 2008 were $207.3 million compared to $238.6 million a year ago.
Fiscal Second Quarter 2008 Highlights
•	Quanex Building Products Corporation was spun-off from Quanex Corporation on April 23rd.

•	Net sales were $207.3 million compared to $174.9 million and $238.6 million in the sequential and year ago quarters, respectively.

•	SG&A was $43.6 million, and included $25.7 million of corporate transaction related costs, of which $22.8 million were non-cash, stock-based compensation expenses paid by the acquirer of Quanex Corporation.

•	Cash provided by operating activities from continuing operations was $19.5 million, down from $31.9 million a year ago.

•	Capital expenditures were $6.9 million in the quarter versus $7.3 million a year ago.

•	Cash and equivalents totaled $40 million at quarter end.

Selected Financial Information
Fiscal Second Quarter 2008 Financials
($ in millions, except per share data)

	2nd qtr 2008	2nd qtr 2007	inc/(dcr)
Net sales:	$207.3	$238.6	(13%)

Operating income before special items:	9.5	21.3	(55%)

Income from continuing operations before special items:	6.5	13.4	(51%)

Diluted earnings per common share from continuing operations before special items:	$0.17	$0.34	(50%)

Diluted earnings per common share from continuing operations	$(0.20)	$0.34	—
Fiscal Second Quarter 2008 Commentary
Engineered Products ($ in millions)

	2nd qtr 2008	2nd qtr 2007	inc/(dcr)
Net Sales	$92.5	$103.6	(11%)
Operating Income	$5.3	$9.1	(42%)
Engineered Products is focused on providing window and door customers with value added fenestration products and components. Key market drivers are housing starts and remodeling activity.
“The housing market slowdown continues, with new housing starts off 34% compared to our second quarter last year. Sales held up relatively well, off about 11%, based in part on the strength of our leading customers and new programs, and lower, but more resilient home repair and remodeling expenditures. The combination of a huge inventory overhang of both new and existing home stock, the rise of home foreclosures and a tight credit market is keeping the residential housing market in a depressed state. The U.S. Department of Housing currently estimates a 10 month supply of homes available for sale. The remodeling industry is experiencing a slowdown in activity as well, down some 5% to 10% from a year ago.

Engineered Products did see some seasonal improvement in demand over the first quarter, with April booking activity particularly noteworthy, and we look for higher overall sales at the segment in the third quarter. We continue to reduce expense levels in keeping with market realities, and are currently combining two separate facilities at our window and door fenestration components business into a single, more efficient operation. We expect to have this initiative completed by fiscal year end,” said Raymond A. Jean, President and Chief Executive Officer.
Aluminum Sheet Products ($ in millions)

	2nd qtr 2008	2nd qtr 2007	inc/(dcr)
Net Sales	$118.3	$139.2	(15%)
Operating Income	$10.0	$16.8	(41%)
Aluminum Sheet Products is a leading provider of common alloy aluminum sheet products for the building and construction, transportation and other consumer durable markets. Key market drivers are housing starts and remodeling activity and together they represent about 65% of the division’s sales.
“Our second quarter shipped pounds at Nichols Aluminum were down about 12% from year ago levels, but up some 23% compared to first quarter shipments due to the seasonal increase in the building products markets. Sales price per pound was off about 4% from the year ago period while our spread per pound (selling price less material costs) in the quarter was off about 7% due primarily to a lower mix of value-added painted sheet sales and a lower London Metal Exchange aluminum ingot price compared to a year ago. However, these prices increased during our second quarter and will benefit us going forward. Operating income was negatively impacted by a combination of the drop in shipped pounds, lower painted sheet sales and the weaker spread. During the quarter, we idled the rolling capacity at our Alabama finishing facility and moved that production to our Lincolnshire facility, thereby improving operating rates at the other plants,” Jean said.
Cash Flow
“Cash and equivalents at quarter end was $40 million, including some $28 million of the expected $52 million start-up cash, and total debt to capitalization remained minimal at 0.5%. Operating cash flow from continuing operations came in at a very healthy $19.5 million. We continue to closely monitor our working capital, and at quarter end, our conversion cycle was about 31 days. With our healthy cash balance, strong cash flow and $270 million revolving credit facility, we have the financial wherewithal to fund attractive growth opportunities, both organic and acquisition related,” said Jean.

Fiscal 2008 Outlook
The Company does not expect any near term improvement in the housing market, with industry prognosticators continuing to push out the timing of the expected trough, now estimated to occur in the fourth calendar quarter of 2008. Housing starts in fiscal 2008 are now expected to lag fiscal 2007 starts by 35% as the market struggles with the high inventory overhang and tougher credit requirements sought by mortgage lenders. However, the Company does expect to see higher demand from its Engineered Products customers in the second half of the fiscal year compared to the first half due to seasonal improvements in the market and the growth of new programs.
At Nichols Aluminum, volumes are expected to lag year ago quarters throughout the remainder of fiscal 2008. Spread per pound at Nichols, however, is expected to be more robust in the second half of the year compared to the first half in keeping with higher anticipated aluminum ingot prices.
The greater than expected intensity and duration of the housing storm makes forecasting particularly difficult. The current roll-up of income expectations by business still indicates the Company will generate around $80 million of operating income before taking into account approximately $20 million of corporate expenses in a normalized run rate. But given the economy’s fragile state, the uncertainty attending this forecast is high and the risks remain to the downside. However, the Company does expect to continue to outperform the market and generate significant cash flow, and is well positioned to experience significant operating leverage when the market improves.
Dividend Declared
The Board of Directors previously declared a quarterly cash dividend of $0.03 per share on the Company’s common stock, payable June 30, 2008, to shareholders of record on June 16, 2008.
Corporate Profile
Quanex Building Products Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the building products markets. It is an ROIC driven company that grows shareholder returns through a combination of organic growth via new products and programs, and strategic acquisitions.
Financial Statistics as of 04/30/08
Book value per common share: $13.97; Total debt to capitalization: 0.5%; Actual number of common shares outstanding: 37,608,153

Non-GAAP Financial Measures
Operating Income and Income from Continuing Operations Excluding Special Items
Operating income and income from continuing operations excluding special items are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a consistent basis for comparison between quarters and enhance the understanding of the performance of its ongoing operations, as they are not influenced by certain costs incurred during the quarter and are believed to be special and related to specific, infrequent items.
Set forth below is a reconciliation of reported operating income, reported income from continuing operations and reported diluted earnings per share from continuing operations to operating income excluding special items, income from continuing operations excluding special items and diluted earnings per share from continuing operations excluding special items, respectively. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Three months ended April 30,
	2008	2007
(in millions except diluted EPS)	Income	Income

Operating income, as reported	$(16.2)	$21.3

Reconciling items associated with the Company’s spin-off:
Stock based compensation expense	22.8	—
Transaction costs associated	1.9	—
Executive incentives & other benefits	1.0	—

Selling, general & administrative expense unusual items	25.7	—

Operating income, excluding unusual items	$9.5	$21.3

	Three months ended April 30,
	2008		2007
		Diluted		Diluted
(in millions except diluted EPS)	Income	EPS	Income	EPS

Income (loss) from continuing operations, as reported	$(7.3)	$(0.20)	$13.4	$0.34

After-tax reconciling items associated with the Company’s spin-off:
Stock based compensation expense	13.7	0.37	—	—
Transaction costs	1.9	0.05	—	—
Executive incentives & other benefits	0.6	0.01	—	—

Selling, general & administrative expense	16.2	0.43	—	—
Rabbi trust merger consideration	(2.4)	(0.06)	—	—

Total after-tax unusual items	13.8	0.37	—	—

Income from continuing operations, excluding special items	$6.5	$0.17	$13.4	$0.34

Diluted weighted average common shares outstanding (in thousands)		37,265		39,416
Definitions
Book value per common share — calculated as total stockholders’ equity as of balance sheet date divided by actual number of common shares outstanding;
Total debt to capitalization — calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders’ equity as of balance sheet date.
Statements that use the words “expect,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s Registration Statement on Form 10, filed with the SEC on April 4, 2008 pursuant to the Securities Exchange Act of 1934, in particular the section titled, “Special Note About Forward-Looking Statements” contained therein.
Financial Contact: Jeff Galow, 713/877-5327
Media Contact: Valerie Calvert, 713/877-5305
For additional information, visit the Company’s website at www.quanex.com.

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three months ended			Six months ended
April 30,			April 30,
2008	2007		2008	2007
		Net sales:
$92,494	$103,583	Engineered Products	$179,770	$202,452
118,281	139,188	Aluminum Sheet Products	210,348	244,425

210,775	242,771	Building Products	390,118	446,877

(3,437)	(4,220)	Eliminations	(7,868)	(7,935)

$207,338	$238,551	Net sales	$382,250	$438,942

		Operating income:
$5,296	$9,087	Engineered Products	$7,190	$12,938
9,982	16,828	Aluminum Sheet Products	15,585	27,416

15,278	25,915	Building Products	22,775	40,354

(31,500)	(4,620)	Corporate and Other *	(40,164)	(11,855)

$(16,222)	$21,295	Operating Income (Loss) *	$(17,389)	$28,499

*	Corporate and Other and Operating Loss for the three months and six months ended April 30, 2008 include $25.7 million and $26.4 million, respectively, of special items associated with the spin-off / merger transaction.

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three months ended			Six months ended
April 30,			April 30,
2008	2007		2008	2007

$207,338	$238,551	Net sales	$382,250	$438,942
170,776	191,000	Cost of sales (exclusive of items shown separately below)	317,853	355,147
43,637	17,196	Selling, general and administrative expense	63,680	36,399
9,147	9,060	Depreciation and amortization	18,106	18,897

(16,222)	21,295	Operating income (loss)	(17,389)	28,499
(100)	(150)	Interest expense	(238)	(312)
4,242	81	Other, net	4,550	160

(12,080)	21,226	Income (loss) before income taxes	(13,077)	28,347
4,765	(7,849)	Income tax expense	5,153	(10,481)

(7,315)	13,377	Income (loss) from continuing operations	(7,924)	17,866
1,982	19,866	Income (loss) from discontinued operations, net of taxes	5,675	36,031

$(5,333)	$33,243	Net income (loss)	$(2,249)	$53,897

		Basic earnings per common share:
$(0.20)	$0.36	Earnings (loss) from continuing operations	$(0.21)	$0.48
$0.06	$0.54	Income (loss) from discontinued operations	$0.15	$0.98

$(0.14)	$0.90	Basic earnings (loss) per common share	$(0.06)	$1.46

		Diluted earnings per common share:
$(0.20)	$0.34	Earnings (loss) from continuing operations	$(0.21)	$0.46
$0.06	$0.52	Income (loss) from discontinued operations	$0.15	$0.94

$(0.14)	$0.86	Diluted earnings (loss) per share	$(0.06)	$1.40

		Weighted average common shares outstanding:
37,265	36,943	Basic	37,215	36,920
37,265	39,416	Diluted	37,215	39,113

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

April 30,		October 31,
2008		2007
	Assets
$40,450	Cash and equivalents	$1,778
85,834	Accounts and notes receivable, net	80,095
56,647	Inventories, net	53,556
1,901	Deferred income taxes	5,370
10,349	Other current assets	4,372
—	Current assets of discontinued operations	431,326

195,181	Total current assets 576,497
165,786	Property, plant and equipment, net	173,590
12,584	Deferred income taxes	—
196,372	Goodwill	196,385
64,838	Intangible assets, net	68,199
9,499	Other assets	9,225
—	Assets of discontinued operations	310,926

$644,260	Total assets	$1,334,822

	Liabilities and stockholders’ equity
$68,614	Accounts payable	$68,167
32,155	Accrued liabilities	37,102
363	Current maturities of long-term debt	1,464
—	Current liabilities of discontinued operations	242,570

101,132	Total current liabilities	349,303
2,388	Long-term debt	2,551
—	Deferred income taxes	34,457
3,458	Non-current environmental reserves	4,239
11,891	Other liabilities	13,889
—	Liabilities of discontinued operations	47,234

118,869	Total liabilities	451,673
525,391	Total stockholders’ equity	883,149

$644,260	Total liabilities and stockholders’ equity	$1,334,822

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Six months ended
	April 30,
	2008	2007
Operating activities:
Net income	$(2,249)	$53,897
Income from discontinued operations	(5,675)	(36,031)

Net income from continuing operations	(7,924)	17,866
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18,111	18,901
Deferred income taxes	2,999	(782)
Stock-based compensation	24,936	3,006

	38,122	38,991
Changes in assets and liabilities, net of effects from acquisitions, dispositions and the Separation:
Decrease (Increase) in accounts and notes receivable	(5,896)	(12,080)
Decrease (Increase) in inventory	(3,127)	(8,080)
Decrease (Increase) in other current assets	(4,872)	633
Increase (Decrease) in accounts payable	954	16,184
Increase (Decrease) in accrued liabilities	(2,294)	(8,510)
Increase (Decrease) in income taxes payable	(646)	(3)
Other, net	(2,773)	4,742

Cash provided by (used for) operating activities from continuing operations	19,468	31,877
Cash provided by (used for) operating activities from discontinued operations	25,127	52,507

Cash provided by (used for) operating activities	44,595	84,384

Investment activities:
Capital expenditures, net of retirements	(6,941)	(7,292)

Cash provided by (used for) investing activities from continuing operations	(6,941)	(7,292)
Cash provided by (used for) investing activities from discontinued operations	34,113	(107,515)

Cash provided by (used for) investment activities	27,172	(114,807)

Financing activities:
Repayments of long-term debt	(1,264)	(2,521)
Funding from Separation	27,755	—
Transfers to Quanex Corporation		(22,638)
Other, net	(290)	—

Cash provided by (used for) financing activities from continuing operations	26,201	(25,159)
Cash provided by (used for) financing activities from discontinued operations	(46,183)	13,824

Cash provided by (used for) financing activities	(19,982)	(11,335)

Effect of exchange rate changes on cash and equivalents	(56)	11
LESS: (Increase) Decrease in cash and equivalents from discontinued operations	(13,057)	41,184

Increase (Decrease) in cash and equivalents from continuing operations	38,672	(563)
Beginning of period cash and equivalents	1,778	2,247

End of period cash and equivalents	$40,450	$1,684